THIS NOTE IS HELD BY THE BOOK-ENTRY DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO
SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR BOOK-ENTRY DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF RSL COMMUNICATIONS PLC.

                             RSL COMMUNICATIONS PLC

                            12 1/4% Senior Note Due 2006

                                                                 CUSIP 781076AC8
No.  1

      Date:       May 22, 1997

      RSL COMMUNICATIONS PLC, a United Kingdom corporation, with registration number 3231791 (the "Company", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to the bearer upon surrender hereof the principal sum of Three Hundred Million United States Dollars (U.S.$300,000,000) on October 3, 2006.

      Interest Payment Dates: May 15 and November 15, commencing November 15, 1997.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which provisions shall have the same effect as if set forth hereon.

            IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

                                          RSL COMMUNICATIONS PLC


                                          By:     /s/ Jacob Z. Schuster
                                                --------------------------------
                                                Jacob Z. Schuster, Chief
                                                Financial Officer

This is one of the 12 1/4% Senior Notes due 2006 described in the within-mentioned Indenture.

                                          THE CHASE MANHATTAN BANK,
                                          as Trustee


                                          By:     /s/ James D. Heaney
                                                --------------------------------
                                                James D. Heaney, Vice President

                             [REVERSE SIDE OF NOTE]

                             RSL COMMUNICATIONS PLC

                          12 1/4% Senior Note due 2006


1.  Principal and Interest.

            RSL Communications PLC (the "Company") will pay the principal of this Note on October 3, 2006.

            The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

            Interest on the Notes shall accrue at the rate of 12 1/4% per annum (the "Interest Rate") and shall be payable in U.S. dollars in cash semi-annually in arrears on May 15 and November 15 (each an "Interest Payment Date"); provided that the first Interest Payment Date shall be November 15, 1997. Interest on the Notes will accrue from May 15, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

            The Company shall pay interest on overdue principal and premium, if any, and (to the extent lawful) interest on overdue installments of interest and Liquidated Damages, if any, at the rate of 14 1/4% per annum.

            Under certain circumstances described in the Indenture, the Company also shall pay Additional Amounts to the Holders of Notes equal to an amount that the Company may be required to withhold or deduct for or on account of Taxes imposed by a Taxing Authority within the United Kingdom, or within any other jurisdiction in which the Company is organized or engaged in business for tax purposes, from any payment made under or with respect to the Notes.

2.  Method of Payment.

            The Company will pay interest and Liquidated Damages, if any, on the Notes to the Holder of this Note upon presentment hereof at the office of the Paying Agent of the Company maintained for that purpose in the Borough of Manhattan, the City of New York. Holders must surrender Notes to such Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest and Liquidated Damages, if any, in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, interest and Liquidated Damages, if any, by check payable in such money. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest and Liquidated Damages, if any, shall accrue for the intervening period.

3.  Paying Agent and Registrar.

            Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without notice in accordance with the Indenture. The Company, any Affiliate or any Subsidiary thereof may act as the Paying Agent or Registrar.

4.  Indenture; Limitations.

            The Company issued the Notes under an Indenture dated as of October 3, 1996 (the "Indenture"), between the Company, RSL Communications, Ltd., as guarantor, and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

            The Notes are unsecured senior indebtedness of the Company. The Indenture limits the aggregate principal amount of the Notes to $300,000,000.

5.  Optional Redemption.

            The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time on or after November 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the following Redemption Prices (expressed in percentages of their principal amount), plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the Redemption Date if redeemed during the 12-month period commencing on November 15 of the applicable years set forth below:

            Year                    Redemption Price
            ----                    ----------------

            2001                         106.1250%
            2002                         103.0625%
            2003 and thereafter          100.0000%

            In addition, in the event of one or more Public Equity Offerings prior to November 15, 1999, the Company may, at its option, use some or all of the Net Cash Proceeds thereof (including such proceeds received by the Guarantor and contributed to the Company) thereof to redeem up to a maximum of $90,000,000 of the original aggregate principal amount of the Notes at a redemption price equal to 112.2500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption (determined at the Redemption Date) subject to certain provisos set forth in Article Three of the Indenture; provided that (i) at least $210.0 million aggregate principal amount of Notes remains outstanding for each such redemption and (ii) each such redemption occurs within 180 days of the related Public Equity Offering. Any such redemption must be effected upon not less than 30 nor more than 60 days' notice by the Company.

6.  Selection of Notes for Partial Redemption; Effect of Redemption Notice.

            In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Upon the giving of any redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and such Notes will then cease to be outstanding.

7.  Redemption for Changes in Withholding Taxes.

            The Notes are subject to redemption as a whole, but not in part, at the option of the Company at any time at 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the Redemption Date, if (i) the Company or the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in laws (including any regulations promulgated thereunder or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority), if such change is announced and becomes effective on or after the Closing Date and (ii) the Guarantor and the Company cannot reasonably arrange for another obligor to make such payment so as to avoid the requirement to pay such Additional Amounts.

8.  Notice of Redemption.

            Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to the Holders of Notes to be redeemed at such Holder's registered address as it appears in the Register.

9. Repurchase upon Change of  Control.

            Upon the occurrence of any Change of Control, the Company will be obligated to make an offer to purchase all outstanding Notes pursuant to the Offer to Purchase described in the Indenture at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment").

            A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Holder of Notes at such Holder's registered address as it appears in the Register. Notes in original denominations larger than $1,000 may be sold to the Company in part; provided that Notes will only be issued in denominations of $1,000 principal amount at maturity or integral multiples thereof. On and after the Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the Change of Control Payment.

10.  Denomination.

            This Global Note is in bearer form without coupons and is denominated in an amount equal to $1,000 of principal amount or an integral multiple thereof and is transferable by delivery.
This Note is a Global Note.

11.  Persons Deemed Owners.

            The bearer of this Note shall be treated as the owner of this Note for all purposes.

12.  Unclaimed Money.

            If money for the payment of principal, premium, if any, interest or Liquidated Damages, if any, remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

13.  Discharge Prior to Redemption or Maturity.

            If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, accrued interest and Liquidated Damages, if any, on the Notes to redemption or Stated Maturity, (a) the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain sections thereof, or (b) the Company will be discharged from certain covenants set forth in the Indenture.

14.  Amendment; Supplement; Waiver.

            Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

15.  Restrictive Covenants.

            The Indenture imposes certain limitations on the ability of the Company, the Guarantor and the Restricted Subsidiaries, among other things, to Incur additional Indebtedness; create Liens; pay dividends or make distributions in respect of their Capital Stock; make Investments or make certain other Restricted Payments; engage in Asset Sales; issue or sell stock of Restricted Subsidiaries; enter into transactions with stockholders or Affiliates; modify the Shareholder Standby Facility; or, with respect to the Company, consolidate, merge or sell all or substantially all of its assets. Within 90 days after the end of the last fiscal quarter of each year, the Company must report to the Trustee on compliance with such limitations.

16.  Security.

            The Company entered into the Pledge Agreement and applied a portion of the net proceeds of the Notes to purchase the Pledged Securities pledged to the Trustee for the benefit of the Holders of the Notes in such amount as will be sufficient upon receipt of scheduled interest and principal payments on such securities in the written opinion, delivered to the Trustee, of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (including interest which has already been paid on the Prior Notes (as hereinafter defined)). The Pledged Securities have been pledged by the Company to the Trustee for the benefit of the Holders of the Notes and have been held by the Trustee in the Pledge Account pending disbursement pursuant to the Pledge Agreement.

17.  Successor Persons.

            Generally, when a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

18.  Defaults and Remedies.

            The following events are defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes in a timely manner will constitute an Event of Default with no grace or cure period; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Guarantor and the

Company or the failure to make or consummate an Offer to Purchase in accordance with Section 4.11 or Section 4.13 of the Indenture; (d) the Guarantor or the Company defaults in the performance of or breaches any other covenant or agreement of the Guarantor or the Company, as the case may be, in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Guarantor, the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Guarantor, the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Guarantor, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Guarantor, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Guarantor, the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Guarantor, the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Guarantor, the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Guarantor, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Guarantor, the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors. If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Guarantor or the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Guarantor, the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Guarantor or the Company, the principal amount of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

            The Holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

19.  Trustee Dealings with The Company.

            The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

20.  No Recourse Against Others.

            No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantor in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or the Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

21.  Authentication.

            This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

22.  CUSIP Numbers.

            Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.  Guarantee.

            This Note is Guaranteed by RSL Communications, Ltd., as set forth in the Indenture.

24.  Substitute Note.

            This Note is an Exchange Note issued in accordance with the Indenture in substitution for, but not in payment of, the Notes, dated October 3, 1996, in the aggregate principal amount of $300,000,000 made by the Company and issued pursuant to the Indenture (the "Prior Notes") and evidences, in lieu of the Prior Notes, the same outstanding indebtedness, including interest thereon, as that heretofore evidenced by the Prior Notes. No part of such indebtedness shall be deemed by reason of the issuance of this Note to have been repaid and then reborrowed pursuant to a new promissory note.

            This Note shall be governed by the laws of the State of New York.

            The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to RSL Communications PLC, c/o RSL Communications, N. America, Inc., 767 Fifth Avenue, Suite 4300, New York, New York 10153, Attention: President.

                                   SCHEDULE A

                  SCHEDULE OF PRINCIPAL AMOUNT OF INDEBTEDNESS
                             EVIDENCED BY THIS NOTE


            The initial principal amount of indebtedness evidenced by this Note shall be $300,000,000. The following decreases/increases in the principal amount evidenced by this Note have been made:

              Decrease in   Increase in   Total Principal
              Principal     Principal     Amount of this         Notation Made
Date of       Amount of     Amount of     Global Note            by or on
Decrease/     this Global   this Global   Following such         Behalf of
Increase      Note          Note          Decrease/Increase      Trustee
---------     -----------   -----------   --------------         ---------

---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------
---------     -----------   -----------   --------------         ---------

                       OPTION OF HOLDER TO ELECT PURCHASE

            If you wish to have this Note purchased by the Company pursuant to
Section 4.11 or Section 4.13 of the Indenture, check the box: |_|

            If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.13 or Section 4.12 of the Indenture, state the amount (in principal amount): $___________________ ($1,000 or integral multiple thereof).

Date:________________

Your Signature:_________________________________________________________________


Signature Guarantee:  ______________________________